Feb. 11, 2008
Sierra Pacific Resources Reports 2007 Earnings
Las Vegas — Sierra Pacific Resources (NYSE: SRP) today announced consolidated net income applicable to common stock of $197.3 million, or 89 cents per share, for the year ended December 31, 2007, compared with net income applicable to common stock of $277.5 million, or $1.33 per share, for 2006. Non-recurring items were the primary factors for the earnings decline. On a recurring basis, the company’s adjusted consolidated net income applicable to common stock was $197.7 million, or 89 cents per share, for 2007, compared with an adjusted net income applicable to common stock of $120.3 million, or 58 cents per share, in 2006.
Fourth-quarter consolidated net income applicable to common stock totaled $3.7 million, or 2 cents per share, compared with $26.1 million, or 12 cents per share, in the same 2006 quarter. Non-recurring items were also responsible for the decline in the fourth-quarter comparisons.
The non-recurring factors in 2006 that impacted the 12-month comparisons included a court ruling that allowed Nevada Power Company, the company’s southern Nevada utility, to recover approximately $116.2 million, after tax, for fuel and purchased power costs that had previously been disallowed by state regulators and a $40.9 million gain, after taxes, in the 2006 fourth quarter on the sale of Sierra Pacific Resources’ partnership interest in the Tuscarora Gas Transmission Company.
The non-recurring factors leading to the lower 2007 fourth-quarter results, when compared with the 2006 fourth quarter, primarily included the $40.9 million after-tax gain from the Tuscarora sale. In addition, there was a deferred energy disallowance of $7.6 million, net of taxes, related to an application to recover legal and settlement costs associated with power supply contracts terminated during the Western Energy Crisis. This disallowance was incurred by Sierra Pacific Power Company, the company’s utility in northern Nevada, in November 2007.
Michael Yackira, president and chief executive officer of Sierra Pacific Resources, said, “We are pleased with the company’s solid financial and operating results for 2007. Our cash from operating revenues increased significantly. We invested approximately $1.2 billion during the year on capital expenditures that were dedicated to both executing our strategy of building new power plants in Nevada for Nevadans as well as improvements throughout our operations. Also in 2007, Moody’s upgraded the utilities to investment grade resulting in three out of four nationally-recognized rating agencies now rating the senior secured debt of the utilities at investment grade. The fourth, Standard & Poor’s, revised its outlook to positive during 2007. In addition, the restoration of shareholder common dividends in the 2007 third quarter was a major milestone for our company.”

Yackira added, “Despite the nationwide economic downturn, Nevada is once again the nation’s fastest-growing state, a position it has held for 20 of the last 21 years. While growth has slowed somewhat, we are still growing and we are focused on ensuring that our customers continue to enjoy reliable utility service at reasonable and predictable rates. We are aggressively pursuing a three-part strategy that calls for increasing energy conservation, expanding our investment in renewable energy, and constructing new traditional power plants that will provide a balanced energy portfolio and will ultimately make our state less susceptible to the volatility of the energy marketplace.”
Nevada Power Company 2007 Results
Nevada Power Company reported net income of $165.7 million for 2007, compared with $224.5 million in 2006. The decrease in 2007 was principally the result of the reinstatement of $116.2 million, after taxes, in 2006 for previously disallowed fuel and purchased power costs. Partially offsetting the 2007 decrease was the first quarter reinstatement of interest on deferred energy of $7.2 million, after taxes, associated with the 2006 reinstatement.
For the fourth quarter of 2007, Nevada Power Company reported net income of $4.4 million compared with a net loss of $11.7 million for the same period a year earlier. Fourth quarter results were higher in 2007 primarily due to general rate increases resulting from the 2006 General Rate Case.

The number of residential, commercial and industrial electric customers served by Nevada Power increased by 2.7 percent, 4.6 percent and 4.6 percent, respectively, in 2007 compared with the previous year.
Sierra Pacific Power Company 2007 Results
Sierra Pacific Power reported earnings applicable to common stock of $65.7 million for 2007 compared with $55.4 million in 2006. The increase in 2007 was principally the result of decreased interest expense and increased Allowance for Funds Used During Construction due to the construction at the Tracy Generating Station.
For the fourth quarter of 2007, Sierra Pacific Power reported earnings applicable to common stock of $8.1 million compared to $15.4 million for the same period a year earlier. Fourth quarter results were lower in 2007 primarily because the Public Utilities Commission of Nevada disallowed approximately $7.6 million, net of taxes, related to the utility’s application to recover legal and settlement costs associated with power supply contracts terminated during the Western Energy Crisis.
The number of residential, commercial and industrial electric customers served by Sierra Pacific Power increased by 1.6 percent, 3 percent and 5.4 percent, respectively, in 2007 compared with the previous year.

Sierra Pacific Power’s retail natural gas revenues decreased in 2007 compared with 2006 primarily due to warmer temperatures in 2007 and decreases in retail rates. The number of residential, commercial and industrial gas customers served by Sierra Pacific Power increased by 2.9 percent, 3.6 percent and 12.6 percent, respectively, in 2007 compared with the previous year.
Gross margin is presented by Nevada Power Company and Sierra Pacific Power Company in order to provide information by segment that management believes aids the reader in determining how profitable the electric and gas business is at the most fundamental level. Gross margin, which is a “non-GAAP financial measure” as defined in accordance with SEC rules, provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.
Nevada Power Company and Sierra Pacific Power Company believe presenting gross margin allows the reader to assess the impact of regulatory treatment and their overall regulatory environment on a consistent basis. Gross margin, as a percentage of revenue, is primarily impacted by the fluctuations in regulated electric and natural gas supply costs versus the fixed rates collected from customers. While these fluctuating costs impact gross margin as a percentage of revenue, they only impact gross margin amounts if the costs cannot be passed through to customers. Gross margin, which Nevada Power Company and Sierra Pacific Power Company calculate as operating revenues less fuel and purchased power costs, provides a measure of income available to support the other operating expenses. Gross margin changes based on such factors as general base rate adjustments (which are required to be filed by statute every three years) and reflect Nevada Power Company and Sierra Pacific Power Company’s strategy to increase internal power generation versus purchased power, which generates no gross margin. Reconciliations between GAAP operating revenues and gross margin are provided in tables herein. These non-GAAP measures should not be considered as substitutes for the GAAP measures.
In addition to net income applicable to common stock for Sierra Pacific Resources, net income for Nevada Power Company and earnings applicable to common stock for Sierra Pacific Power Company, the companies have provided supplementally adjusted net income applicable to common stock for Sierra Pacific Resources, adjusted net income for Nevada Power Company and adjusted earnings applicable to common stock for Sierra Pacific Power Company, all of which are non-GAAP financial measures, in order to provide information that management believes aids the reader in determining net income after taking into consideration the item that is primarily non-operational in nature.
Reconciliations between GAAP net income applicable to common stock and adjusted net income applicable to common stock for Sierra Pacific Resources, between GAAP net income and adjusted net income for Nevada Power Company and between GAAP earnings applicable to common stock and adjusted earnings applicable to common stock for Sierra Pacific Power Company are provided in the table below. These non-GAAP measures should not be considered as substitutes for the GAAP measures.
Since the years ended December 31, 2007, 2006 and 2005 are affected by items that are primarily non-operational in nature, management believes these non-GAAP financial measures are helpful to assure that they are taken into consideration accurately in assessing the financial performance for the years ended December 31, 2007, 2006 and 2005.
The companies expect to file their Form 10-Ks for the period ended December 31, 2007, with the Securities and Exchange Commission on or about February 25, 2008, at which time the 10-Ks will be available without charge through the EDGAR system at the SEC’s website. The Form 10-K reports will also be posted on Sierra Pacific Resources’ website, http://www.sierrapacificresources.com.
Webcast Scheduled for 7 a.m. PST Today
Senior management of Sierra Pacific Resources (NYSE: SRP) will review the company’s year-end 2007 financial results, regulatory issues and other matters during a conference call and live webcast today, Feb. 11, at 7 a.m. Pacific Standard Time.
The webcast will be accessible on the Sierra Pacific Resources website:
www.sierrapacificresources.com.
An archived version of the webcast will remain on the Sierra Pacific Resources’ website for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701 and use the conference call ID number, 907378, to access the recording. International callers should dial (320) 365-3844.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries, the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company, and the discretion of Sierra Pacific Resources’ Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in Sierra Pacific Resources’ and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future regulatory filings, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarters ended June  30, 2007 and September 30, 2007 and their Annual Reports on Form 10-K for the year ended December 31, 2006, each filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Highlights
(Dollars in thousands, except per share amounts)
(Unaudited)
Sierra Pacific Resources

			Three Months Ended
	Year Ended December 31,		December 31,
	2007	2006	2007	2006
Operating revenues	$3,600,960	$3,355,950	$786,585	$745,008

Other operating expenses	$379,446	$367,198	$104,032	$102,586
Maintenance	$99,035	$93,172	$21,349	$24,032
Depreciation and amortization	$235,532	$228,875	$60,745	$58,763
Income taxes	$75,155	$91,571	$(1,011)	$(15,821)
Taxes other than income	$50,113	$48,086	$12,403	$11,346

Operating income	$414,567	$488,797	$53,069	$54,744

Other income (expenses):
Income taxes	$(12,400)	$(54,034)	$8,230	$(28,829)

Interest charges	$279,788	$311,088	$69,751	$82,418
Preferred stock dividend requirements of subsidiary and premium on redemption	$—	$2,341	$—	$—

Net Income Applicable to Common Stock	$197,295	$277,451	$3,712	$26,127

Amount per share basic and diluted — Net income applicable to common stock	$0.89	$1.33	$0.02	$0.12

Weighted Average Shares of Common Stock Outstanding:
Basic -	222,180,440	208,531,134

Diluted -	222,554,024	209,020,896

Capital Structure	December 31, 2007		December 31, 2006
Current maturities of long-term debt	$110,285	2%	$8,348	0%
Long-term debt	4,137,864	57%	4,001,542	60%

Total Debt	$4,248,149	59%	$4,009,890	60%

Common shareholders’ equity	$2,996,575	41%	$2,622,297	40%

Total Capitalization (including current maturities of long- term debt)	$7,244,724	100%	$6,632,187	100%

Nevada Power Company

			Three Months Ended
	Year Ended December 31,		December 31,
	2007	2006	2007	2006
Operating revenues	$2,356,620	$2,124,081	$469,121	$422,702

Other operating expenses	$232,610	$218,120	$65,209	$61,355
Maintenance	$67,482	$61,899	$13,339	$17,592
Depreciation and amortization	$152,139	$141,585	$39,394	$37,509
Income taxes	$61,108	$91,781	$(4,741)	$(11,836)
Taxes other than income	$29,823	$28,118	$7,392	$6,831

Operating income	$297,304	$351,272	$37,844	$18,670

Other income (expenses):
Allowance for other funds used during construction	$15,861	$11,755	$4,815	$1,615
Carrying charge for Lenzie	$16,080	$33,440	$—	$10,234
Reinstated interest on deferred energy	$11,076	$—	$—	$—
Income taxes	$(17,244)	$(25,729)	$405	$(5,944)

Interest charges	$174,667	$176,612	$42,512	$42,549

Net Income	$165,694	$224,540	$4,414	$(11,733)

Capital Structure	December 31, 2007		December 31, 2006
Current maturities of long-term debt	$8,642	0%	$5,948	0%
Long-term debt	2,528,141	51%	2,380,139	52%

Total Debt	$2,536,783	52%	$2,386,087	52%

Common shareholder’s equity	$2,376,740	48%	$2,172,198	48%

Total Capitalization (including current maturities of long- term debt)	$4,913,523	100%	$4,558,285	100%

Sierra Pacific Power Company

			Three Months Ended
	Year Ended December 31,		December 31,
	2007	2006	2007	2006
Operating revenues	$1,244,297	$1,230,230	$317,746	$321,969

Other operating expenses	$142,348	$141,350	$37,278	$39,937
Maintenance	$31,553	$31,273	$8,010	$6,440
Depreciation and amortization	$83,393	$87,279	$21,350	$21,242
Income taxes	$29,991	$23,570	$9,120	$4,408
Taxes other than income	$20,097	$19,796	$4,959	$4,485

Operating Income	$105,957	$120,017	$11,715	$28,680

Other income (expenses):
Allowance for other funds used during construction	$15,948	$6,471	$4,601	$2,962
Income taxes	$3,982	$(4,259)	$7,579	$(1,172)

Interest charges	$60,735	$71,506	$15,536	$16,673
Preferred stock dividend requirements and premium on redemption	$—	$2,341	$—	$—

Earnings Applicable to Common Stock	$65,667	$55,368	$8,139	$15,410

Capital Structure

	December 31, 2007		December 31, 2006
Current maturities of long-term debt	$101,643	5%	$2,400	0%
Long-term debt	1,084,550	50%	1,070,858	55%

Total Debt	$1,186,193	54%	$1,073,258	55%

Common shareholder’s equity	$1,001,840	46%	$884,737	45%

Total Capitalization (including current maturities of long-term debt)	$2,188,033	100%	$1,957,995	100%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Gross Margin
(Dollars in thousands)
(Unaudited)
Nevada Power Company

	Year Ended December 31,
	2007	2006	2005
Operating Revenues:
Electric	$2,356,620	$2,124,081	$1,883,267

Energy Costs:
Purchased power	$688,606	$764,850	$963,888
Fuel for power generation	594,382	552,959	277,083
Deferral of energy costs-net	233,166	92,322	(45,668)

	$1,516,154	$1,410,131	$1,195,303

Gross Margin	$840,466	$713,950	$687,964

Reinstatement of deferred energy	—	(178,825)	—
Other	232,610	218,120	211,039
Maintenance	67,482	61,899	52,040
Depreciation	152,139	141,585	124,098
Taxes:
Income taxes	61,108	91,781	46,425
Other than income	29,823	28,118	25,535

Operating Income	$297,304	$351,272	$228,827

Sierra Pacific Power Company

	Year Ended December 31,
	2007	2006	2005
Operating Revenues:
Electric	$1,038,867	$1,020,162	$967,427
Gas	205,430	210,068	178,270

	$1,244,297	$1,230,230	$1,145,697

Energy Costs:
Purchased power	$348,299	$344,590	$352,098
Fuel for power generation	242,973	247,626	233,653
Deferral of energy costs-electric-net	63,873	47,043	8,110
Gas purchased for resale	150,879	160,739	140,850
Deferral of energy costs-gas-net	10,763	6,947	(749)

	$816,787	$806,945	$733,962

Energy Costs by Segment:
Electric	$655,145	$639,259	$593,861
Gas	161,642	167,686	140,101

	$816,787	$806,945	$733,962

Gross Margin by Segment before Deferred Energy Costs Disallowed:
Electric	$383,722	$380,903	$373,566
Gas	43,788	42,382	38,169

	$427,510	$423,285	$411,735

Deferral of energy costs disallowed	14,171	—	—

Gross Margin by Segment after Deferred Energy Costs Disallowed:
Electric	$369,551	$380,903	$373,566
Gas	43,788	42,382	38,169

	$413,339	$423,285	$411,735

Other	142,348	141,350	131,901
Maintenance	31,553	31,273	26,690
Depreciation	83,393	87,279	90,569
Taxes:
Income taxes	29,991	23,570	26,038
Other than income	20,097	19,796	20,233

Operating Income	$105,957	$120,017	$116,304

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Net Income Applicable to Common Stock, Adjusted Net Income
(Dollars in thousands, except per share amounts)
(Unaudited)
Sierra Pacific Resources

	Year Ended December 31,
	2007	2006	2005
Net Income Applicable to Common Stock	$197,295	$277,451	$82,237

Reinstated interest on deferred energy, net of tax	$(7,199)
Deferred energy costs disallowed, net of tax	$7,600
Reversal of interest on settled supplier disputes, net of tax			$(13,585)
Legal fees, net of tax			$7,389
Early conversion fees, net of tax			$35,100
Other financings costs and fees, net of tax			$6,305
Reinstatement of deferred energy costs, net of tax		$(116,236)
Gain on sale of investment		$(40,903)

Adjusted Net Income Applicable to Common Stock	$197,696	$120,312	$117,446

Adjusted Net Income Applicable to Common Stock — diluted	$0.89	$0.58	$0.63

Weighted Average Shares of Common Stock Outstanding - diluted	222,554,024	209,020,896	185,932,504

Nevada Power Company
	Year Ended December 31,
	2007	2006	2005
Net Income	$165,694	$224,540	$132,734

Reinstated interest on deferred energy, net of tax	$(7,199)
Reversal of interest on settled supplier disputes, net of tax			$(11,505)
Legal fees, net of tax			$5,695
Reinstatement of deferred energy costs, net of tax		$(116,236)

Adjusted Net Income	$158,495	$108,304	$126,924

Sierra Pacific Power Company
	Year Ended December 31,
	2007	2006	2005
Earnings Applicable to Common Stock	$65,667	$55,368	$48,174

Deferred energy costs disallowed, net of tax	$7,600
Reversal of interest on settled supplier disputes, net of tax			$(2,080)
Legal fees, net of tax			$1,694

Adjusted Earnings Applicable to Common Stock	$73,267	$55,368	$47,788